Exhibit 99.1

GEMSTAR-TV GUIDE ANNOUNCES THIRD QUARTER RESULTS

Los Angeles, California (November 3, 2005) – Gemstar-TV Guide International, Inc. (NASDAQ: GMST) announced that for the three months ended September 30, 2005, revenues were $171.6 million, compared with revenues of $174.0 million in the third quarter of 2004.

Operating loss for the three months ended September 30, 2005 was $(4.0) million, which included stock compensation, depreciation, and amortization charges of $7.4 million. In the third quarter of 2004, the Company reported an operating loss of $(137.9) million, which included stock compensation, depreciation, and amortization charges of $15.3 million and a $131.6 million impairment charge related to the write-off of the remaining goodwill and intangible assets of the Company’s TV Guide magazine business.

The Company reported net income of $51.0 million, or $0.12 per diluted share, for the three months ended September 30, 2005, compared with a net loss of $(98.3) million, or $(0.23) per diluted share for the third quarter ended September 30, 2004. Substantially all of the net income and earnings per share in the third quarter of 2005 was a result of the recognition of a $51.1 million income tax benefit.

Rich Battista, Gemstar-TV Guide CEO, commented: “Last month, with the launch of a more compelling and relevant TV Guide magazine, we took a crucial step towards putting that business back on a path to profitability, while further strengthening Gemstar-TV Guide’s position as the leader in television guidance. In addition, TV Guide Channel saw continued ratings growth year-over-year, TVG Network turned in another period of very strong results, and we appointed outstanding executives to key company leadership positions.”

Mr.   Battista continued: “In an increasingly complex media environment, we believe that Gemstar-TV Guide can play an even more central role in helping consumers make the most of their television experience through our unmatched editorial access, the most trustworthy programming recommendations, and intuitive technology solutions that enable consumers’ viewing choices. We are building upon our outstanding assets – the TV Guide brand, our unparalleled television database, our strong intellectual property portfolio, our content creation expertise, and our consumer distribution and industry relationships – to achieve this vision across every media platform. We have much work ahead to achieve our goals, but we are taking bold action to execute this strategy in order to provide increased value to consumers, our business partners, and our shareholders.”

Nine Month Consolidated Performance

Revenues for the nine months ended September 30, 2005 were $524.1 million, down $21.6 million, compared with revenues of $545.7 million for the same period in 2004. Inclusive of the third quarter 2005 tax benefit mentioned above, net income for the nine months ended September 30, 2005 was $42.1 million, or $0.10 per diluted share, compared with a net loss of $(96.1) million, or $(0.23) per diluted share, for the same period in 2004. For continuing operations for the nine months ended September 30, 2005, the Company reported income of $42.1 million, or $0.10 per diluted share, compared with a loss of $(70.6) million, or $(0.17) per diluted share, for the same period in 2004. Results from the first nine months of 2004 were affected by, among other things, the impairment charge discussed above.

Third Quarter 2005 Segment Performance

The schedule below reflects Gemstar-TV Guide’s performance for the three and nine month periods ended September 30, 2005 and 2004 by segment. Segment information is presented and reconciled to consolidated income from continuing operations before income taxes as follows:

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONSOLIDATED CONTINUING SEGMENT PERFORMANCE (1)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Publishing Segment:
Revenues	$82,723	$90,645	$249,829	$284,095

Operating expenses, exclusive of lease settlement (2)	104,029	93,066	294,912	277,384
Lease settlement	--	--	--	(10,088)

Operating expenses (2)	104,029	93,066	294,912	267,296

Adjusted EBITDA(3)	(21,306)	(2,421)	(45,083)	16,799

Cable and Satellite Segment:
Revenues	67,694	61,533	201,974	166,681
Operating expenses(2)	38,761	30,992	120,266	89,023

Adjusted EBITDA(3)	28,933	30,541	81,708	77,658

CE Licensing Segment:
Revenues	21,225	21,826	72,253	94,950
Operating expenses(2)	12,575	19,787	40,037	56,568

Adjusted EBITDA(3)	8,650	2,039	32,216	38,382

Corporate Segment:
Operating expenses(2)	12,887	21,101	42,522	62,682

Adjusted EBITDA(3)	(12,887)	(21,101)	(42,522)	(62,682)

Consolidated:
Revenues	171,642	174,004	524,056	545,726
Operating expenses (2)	168,252	164,946	497,737	485,657

Adjusted EBITDA(3)	3,390	9,058	26,319	70,157
Stock compensation	39	89	94	326
Depreciation and amortization	7,362	15,183	21,947	32,668
Impairment of intangible assets	--	131,637	--	131,637

Operating (loss) income	(4,011)	(137,851)	4,278	(94,474)
Interest income, net	4,264	2,403	11,275	2,849
Other (expense) income, net	(346)	13,159	14	13,331

(Loss) income from continuing operations before income taxes	$(93)	$(122,289)	$15,567	$(78,294)

(1)	Segment information for 2005 and 2004 is presented and reconciled to consolidated income from continuing operations before income taxes in accordance with SFAS No. 131.
(2)	Operating expenses means operating expenses, excluding stock compensation, depreciation and amortization and impairment of intangible assets.
(3)	Adjusted EBITDA is defined as operating income (loss), excluding stock compensation, depreciation and amortization, and impairment of intangible assets. The Company believes Adjusted EBITDA to be relevant and useful information as Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and make decisions about resource allocation to the industry segments.

Certain financial statement items for the prior period have been reclassified to conform to the 2005 presentation.

Intersegment revenues and expenses have been eliminated from segment financial information as transactions between reportable segments are excluded from the measure of segment profit and loss reviewed by the chief operating decision maker.

Publishing Segment

For the three months ended September 30, 2005, revenues for the Publishing Segment were $82.7 million, a decrease of $7.9 million, or 8.7%, from revenues of $90.6 million in the prior year’s quarter. The decrease was primarily due to a decline in TV Guide magazine revenue, primarily in circulation and advertising, of $17.7 million, offset by a $7.5 million increase in revenue at SkyMall, and $1.4 million in revenue from Inside TV, which launched in April 2005.

For the three months ended September 30, 2005, Adjusted EBITDA for the Publishing Segment was a negative $(21.3) million, a decrease of $18.9 million from Adjusted EBITDA of negative $(2.4) million in the prior year’s quarter. The decrease was primarily due to the $7.9 million revenue decline noted above, $10.6 million in expenses related to the launch of Inside TV, magazine transition costs of $8.7 million related to the termination of printer contracts, obsolete paper, and severance expenses, and an increase of $5.0 million in cost of goods sold at SkyMall associated with SkyMall’s revenue increase noted above, offset by reduced expenses of $13.6 million from lower printing, paper, and distribution expenses and lower marketing, subscriber acquisition, billing and renewal costs associated with TV Guide digest magazine.

For the nine months ended September 30, 2005, revenues were $249.8 million, a decrease of $34.3 million, or 12.1%, from revenues of $284.1 million in the same period of the prior year. Adjusted EBITDA for the Publishing Segment was a negative $45.1 million for the first nine months of 2005, a decrease of $61.9 million from Adjusted EBITDA of $16.8 million for the same nine-month period of the prior year. The decrease was due to the $34.3 million decline in revenue noted above, $23.9 million in expenses related to the launch of Inside TV, the absence of the favorable impact of the $10.1 million eBook long-term lease obligation settlement, an increase of $10.2 million in cost of goods sold at SkyMall associated with an increase in SkyMall’s sales, the $8.7 million in printing contract terminations, obsolete paper, and severance expenses discussed above, offset by reduced expenses of $25.5 million from lower printing, paper, and distribution expenses and lower marketing, subscriber acquisition, billing and renewal costs associated with TV Guide digest magazine.

Cable and Satellite Segment

For the three months ended September 30, 2005, revenues for the Cable and Satellite Segment were $67.7 million, an increase of $6.2 million, or 10.0%, from revenues of $61.5 million in the prior year’s quarter. The increase in revenues was primarily attributable to a $3.3 million increase in TVG Network revenues, primarily due to wagering and licensing, and a $1.4 million increase in revenues at both TV Guide Interactive and TV Guide Channel.

For the three months ended September 30, 2005, Adjusted EBITDA for the Cable and Satellite Segment was $28.9 million, a decrease of $1.6 million, from Adjusted EBITDA of $30.5 million in the prior year’s quarter. The decrease was primarily due to a $4.1 million increase in programming and marketing costs associated with the Emmy Red Carpet event and other TV Guide Channel original programming, a $2.2 million increase in compensation and general and administrative costs at TV Guide Interactive, primarily due to an increase in our share of costs in our Guideworks, LLC joint venture, and $1.4 million in expenses associated with the operations of TV Guide Spot, for which there was no comparable cost in the prior year, offset by the revenue increase of $6.2 million noted above.

For the nine months ended September 30, 2005, revenues for the Cable and Satellite Segment were $202.0 million, an increase of $35.3 million, or 21.2%, from revenues of $166.7 million in the same nine-month period of the prior year. Adjusted EBITDA for the Cable and Satellite Segment was $81.7 million, an increase of $4.0 million from Adjusted EBITDA of $77.7 million for the same nine-month period of the prior year. The increase was due to the $35.3 million increase in revenues noted above, offset primarily by increases in operating expenses of $13.8 million in programming and marketing costs associated with Red Carpet events and other TV Guide Channel original programming, $1.7 million of increased TV Guide Channel compensation costs, primarily due to severance costs, increases in operating expenses at TVG Network of $3.9 million due to increased wagering volumes and increased content and programming expenses, a $4.3 million increase in operating costs at TV Guide Interactive, and $3.7 million in costs associated with the launch of TV Guide Spot, for which there was no comparable cost in the prior year.

Consumer Electronics Licensing Segment

For the three months ended September 30, 2005, revenues for the Consumer Electronics Licensing Segment were $21.2 million, a decrease of $0.6 million, or 2.8%, from revenues of $21.8 million in the prior year’s quarter. The decrease was primarily due to lower revenues of $1.4 million from the VCR Plus+ business, offset by a $1.1 million increase in revenues from the Company’s CE IPG business, primarily from foreign markets.

For the three months ended September 30, 2005, Adjusted EBITDA for the Consumer Electronics Licensing Segment was $8.6 million, an increase of $6.6 million from Adjusted EBITDA of $2.0 million in the prior year’s quarter. The increase was primarily related to a decrease of $7.8 million in CE related legal expenses related primarily to the Scientific-Atlanta, Inc. settlement in the second quarter of 2005, offset by the decrease in revenues noted above.

For the nine months ended September 30, 2005 revenues for the Consumer Electronics Licensing Segment were $72.3 million, a decrease of $22.7 million, or 23.9%, from revenues of $95.0 million in the same nine-month period of 2004. The decrease was primarily related to the absence of $19.4 million in settlements that occurred in the first quarter of 2004. Adjusted EBITDA for the Consumer Electronics Licensing Segment was $32.2 million, a decrease of $6.2 million from Adjusted EBITDA of $38.4 million in the same nine-month period of 2004. The decrease was primarily related to the decline in revenues of $22.7 million noted above and an increase of $2.9 million in compensation costs, primarily in severance costs and increased engineering headcount, offset by a $21.4 million decrease in legal expenses, primarily due to the settlement of legal matters with Scientific-Atlanta, Inc.

Corporate Segment

For the three months ended September 30, 2005, Adjusted EBITDA for the Corporate Segment was $(12.9) million, an improvement of $8.2 million from Adjusted EBITDA of $(21.1) million in the same period of 2004. The improvement was primarily due to a $0.9 million reduction in insurance costs and a $5.2 million decline in corporate related legal expenses.

For the nine months ended September 30, 2005, Adjusted EBITDA for the Corporate Segment was $42.5 million, an improvement of $20.2 million from Adjusted EBITDA of $(62.7) million in the same nine month period of 2004. The improvement was primarily due to a $2.7 million decline in insurance costs and a $16.1 million decline in corporate legal expenses.

Consolidated legal costs for the three and nine month periods ended September 30, 2005 were $5.0 million and $17.1 million, respectively compared with $18.3 million and $54.4 million for the same periods in 2004. The Company itself is a party to several significant pending legal proceedings and in addition various proceedings for which we are required to advance the legal fees and expenses incurred by our former officers remain unresolved. In the absence of the resolution of the pending matters involving our former officers, our legal expenses for the remainder of 2005 are likely to increase over the levels incurred during the third quarter.

Discussion of Cash and Liquidity

At September 30, 2005, the Company’s cash, cash equivalents and current marketable securities were $494.3 million, excluding restricted cash of $39.3 million. Outstanding debt and capital lease obligations, both short and long-term, were $13.4 million, resulting in cash and cash equivalents and current marketable securities in excess of debt and capital lease obligations of $480.9 million, excluding $39.3 million in restricted cash.

As disclosed previously, the Company anticipates paying approximately $80.0 million in income taxes in 2005, primarily as a result of the treatment, for tax purposes, of the payments received in 2004 from Comcast and EchoStar under Internal Revenue Service (“IRS”) Revenue Procedure 2004-34. For the nine months ended September 30, 2005, the Company paid $52.5 million in income taxes. As a result of the completion of an IRS examination of the Company’s federal income tax returns for the years 2000 and 2001, the Company is entitled to a tax refund of $13.6 million plus interest. The Company expects to receive this refund in approximately the next 4 months. Additionally, the Company expects to file an additional income tax refund request by the end of 2005 for approximately $35 million, which it expects to receive in the first half of 2006.

Taking into account severance costs, losses associated with the wind-down of the digest product, and the conversion costs of the new format, we continue to expect that TV Guide magazine operations (excluding Inside TV) in 2005, will incur $55 million to $65 million in operating losses with the majority of these losses occurring in the fourth quarter of 2005. For fiscal year 2006, we continue to expect to incur $35 million to $45 million in operating losses from TV Guide magazine. We believe the reformatted TV Guide magazine will begin to contribute positively to the Publishing Segment’s adjusted EBITDA in approximately three years.

For the Inside TV magazine, which debut in April of 2005, the new magazine incurred operating losses of $9.2 million in the third quarter of 2005 and has incurred cumulative operating losses since its inception of $24.1 million through September 30, 2005. We anticipate investing approximately $6.0 million to $11.0 million on the continuing operations of Inside TV for the remainder of 2005 and an additional $10.0 to $15.0 million in 2006. While we are currently looking at opportunities to reduce Inside TV’s cost structure, if we are not able to meaningfully increase our contributing circulation base over the next several months, we are likely to incur a greater investment in Inside TV’s operations in 2006 then previously anticipated. The actual amount and timing of losses for both Inside TV and TV Guide magazines are dependent upon a number of factors, including the rate of rack acquisition, marketing and advertising campaigns or promotions and the level of consumer and advertiser acceptance.

Conference Call

Gemstar-TV Guide will host a conference call with the financial community today, Thursday, November 3, 2005, at 2 p.m. PST (5 p.m. EST). Richard Battista, chief executive officer, and Brian D. Urban, chief financial officer, will present management’s review of the third quarter’s results and discuss their outlook for the Company, followed by a question and answer period.

The conference call will be available on conference call lines and will be web cast. Investors and analysts may connect to the call by dialing (866) 314-4483 (domestic) or (617) 213-8049 (international). The pass code is “15890092.” To listen via web cast, link to the Company’s Website http://ir.gemstartvguide.com.

Investors unable to listen to the call live may access an audio replay, which will be hosted for one week following the conclusion of the call. To access the replay, call (888) 286-8010 (domestic) or (617) 801-6888 (international). The pass code is “59650564.” An audio archive will also be hosted on the Company’s investor relations Website at http://ir.gemstartvguide.com. Replays will be available approximately two hours following the conclusion of the call. For additional information regarding the Company’s results, please go to the “SEC Filings” section at http://ir.gemstartvguide.com to view reports as filed from time to time with the Securities and Exchange Commission on Forms 10-K and 10-Q.

This news release contains forward-looking statements that involve risks and uncertainties, including risks and uncertainties related to declines in our magazine publishing business; timely availability and market acceptance of products and services incorporating the Company’s technologies and content; our investment in new and existing businesses, including TV Guide magazine, Inside TV, and TV Guide Spot; the impact of competitive products and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

(Financial Tables Follow)

Contacts: Gemstar-TV Guide International, Inc. (Analysts and Shareholders)	(Media)
Robert L. Carl	Bo Park
Dir., Investor Relations	VP, Communications
323-817-4600	212-852-7589

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$483,432	$558,529
Restricted cash	39,326	38,880
Marketable securities	10,893	11,191
Receivables, net	115,814	123,981
Deferred tax assets, net	50,932	3,863
Current income taxes receivable	50,059	21,333
Other current assets	30,531	30,950

Total current assets	780,987	788,727
Property and equipment, net	47,841	45,483
Indefinite-lived intangible assets	66,272	66,272
Finite-lived intangible assets, net	111,645	123,349
Goodwill	259,524	259,524
Income taxes receivable	54,847	40,998
Other assets	25,684	38,020

	$1,346,800	$1,362,373

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$42,942	$62,284
Accrued liabilities	165,813	171,621
Current income taxes payable	49,709	232
Current portion of capital lease obligation	547	515
Current portion of deferred revenue	153,959	161,687

Total current liabilities	412,970	396,339
Deferred tax liabilities, net	12,588	28,274
Capital lease obligation, less current portion	12,859	13,274
Deferred revenue, less current portion	442,269	485,941
Other liabilities	106,800	127,753
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share	--	--
Common stock, par value $0.01 per share	4,337	4,337
Additional paid-in capital	8,464,520	8,478,540
Accumulated deficit	(8,035,559)	(8,077,700)
Accumulated other comprehensive income, net of tax	524	659
Treasury stock, at cost	(74,508)	(95,044)

Total stockholders' equity	359,314	310,792

	$1,346,800	$1,362,373

See Notes to Condensed Consolidated Financial Statements as filed in the Company's Form 10-Q.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS—UNAUDITED
 (In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Publishing	$82,723	$90,645	$249,829	$284,095
Cable and satellite	67,694	61,533	201,974	166,681
Consumer electronics licensing	21,225	21,826	72,253	94,950

	171,642	174,004	524,056	545,726

Operating expenses:
Publishing	104,029	93,066	294,912	277,384
Lease settlement	--	--	--	(10,088)
Cable and satellite	38,761	30,992	120,266	89,023
Consumer electronics licensing	12,575	19,787	40,037	56,568
Corporate	12,887	21,101	42,522	62,682

Operating expenses, exclusive of expenses shown below	168,252	164,946	497,737	475,569
Stock compensation	39	89	94	326
Depreciation and amortization	7,362	15,183	21,947	32,668
Impairment of intangible assets	--	131,637	--	131,637

	175,653	311,855	519,778	640,200

Operating (loss) income	(4,011)	(137,851)	4,278	(94,474)
Interest income, net	4,264	2,403	11,275	2,849
Other (expense) income, net	(346)	13,159	14	13,331

(Loss) income from continuing operations before income taxes	(93)	(122,289)	15,567	(78,294)
Income tax benefit	(51,090)	(23,946)	(26,574)	(7,705)

Income (loss) from continuing operations	50,997	(98,343)	42,141	(70,589)

Discontinued operations:
Income from discontinued operations	--	27	--	15,612
Loss on disposal of discontinued operations	--	--	--	(28,882)
Income tax expense	--	13	--	12,242

Income (loss) from discontinued operations	--	14	--	(25,512)

Net income (loss)	$50,997	$(98,329)	$42,141	$(96,101)

Basic and diluted per share:
Income (loss) from continuing operations	$0.12	$(0.23)	$0.10	$(0.17)
Loss from discontinued operations	--	--	--	(0.06)

Net income (loss)	$0.12	$(0.23)	$0.10	$(0.23)

Weighted average shares outstanding:
Basic	426,096	423,531	425,101	422,314

Diluted	426,367	423,531	426,232	422,314

See Notes to Condensed Consolidated Financial Statements as filed in the Company’s Form 10-Q.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—UNAUDITED
(In thousands)

	Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net income (loss)	$42,141	$(96,101)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	21,947	32,668
Impairment of intangible assets	--	131,637
Deferred income taxes	(62,755)	(3,311)
Loss on disposal of discontinued operations	--	28,882
Gain on sale of equity investment	--	(13,172)
Gain on lease settlement	--	(10,088)
Other	2,706	(198)
Changes in operating assets and liabilities:
Receivables	9,519	(911)
Income taxes receivable	(42,575)	723
Other assets	9,543	2,036
Accounts payable, accrued liabilities and other liabilities	(46,642)	(59,203)
Income taxes payable	49,477	947
Deferred revenue	(51,400)	378,872

Net cash (used in) provided by operating activities	(68,039)	392,781

Cash flows from investing activities:
Proceeds from dispositions of businesses	--	48,000
Purchase of minority interests in consolidated subsidiaries	--	(20,962)
Proceeds from sale of equity investment	--	13,228
Purchases of marketable securities	(22,503)	(4,770)
Sales and maturities of marketable securities	22,980	4,775
Proceeds from sale of assets	134	2,621
Additions to property and equipment	(12,737)	(6,852)

Net cash (used in) provided by investing activities	(12,126)	36,040

Cash flows from financing activities:
Repayments under bank credit facility and term loan	--	(138,448)
Repayment of capital lease obligations	(383)	(1,902)
Proceeds from exercise of stock options	5,663	26,696
Distributions to minority interests	--	(1,060)

Net cash provided by (used in) financing activities	5,280	(114,714)

Effect of exchange rate changes on cash and cash equivalents	(212)	(566)

Net (decrease) increase in cash and cash equivalents .	(75,097)	313,541
Cash and cash equivalents at beginning of period	558,529	257,360

Cash and cash equivalents at end of period	$483,432	$570,901

See Notes to Condensed Consolidated Financial Statements as filed in the Company’s Form 10-Q.

Additional Segment Revenue Information

Publishing Segment (in thousands):

	Three months ended				Nine months ended
	September 30,		Change		September 30,		Change
	2005	2004	Dollars	Percent	2005	2004	Dollars	Percent
Publishing Segment
TV Guide magazine (1)	$59,747	$77,415	$(17,668)	(22.8)%	$194,702	$245,071	$(50,369)	(20.6)%
SkyMall	19,166	11,625	7,541	64.9%	49,232	34,199	15,033	44.0%
Inside TV (1)	1,369	--	1,369	--	(173)	--	(173)	--
TV Guide Online	2,341	1,508	833	55.2%	5,783	4,558	1,225	26.9%
Other	100	97	3	3.1%	285	267	18	6.7%

Total	$82,723	$90,645	(7,922)	(8.7)%	$249,829	$284,095	$(34,266)	(12.1)%

        (1)   TV Guide magazine and Inside TV revenues are reported net of rack costs, retail display allowances, distribution fees and initial placement order (“IPO”) fees. IPO fees are initial fees paid to retailers for front end display pocket space at check out counters.

Cable and Satellite Segment (in thousands):

	Three months ended				Nine months ended
	September 30,		Change		September 30,		Change
	2005	2004	Dollars	Percent	2005	2004	Dollars	Percent
Cable and Satellite Segment:
TV Guide Channel	$28,616	$27,196	$1,420	5.2%	$93,150	$85,186	$7,964	9.3%
TV Guide Interactive	24,297	22,856	1,441	6.3%	71,055	53,821	17,234	32.0%
TVG Network	14,768	11,481	3,287	28.6%	37,721	27,674	10,047	36.3%
TV Guide Spot	13	--	13	--	48	--	48	--

Total	$67,694	$61,533	$6,161	10.0%	$201,974	$166,681	$35,293	21.2%

CE Licensing Segment (in thousands):

	Three months ended				Nine months ended
	September 30,		Change		September 30,		Change
	2005	2004	Dollars	Percent	2005	2004	Dollars	Percent
CE Licensing Segment:
VCR Plus+	$9,758	$11,165	$(1,407)	(12.6)%	$33,137	$40,343	$(7,206)	(17.9)%
CE IPG	9,620	8,522	1,098	12.9%	31,747	39,868	(8,121)	(20.4)%
DBS	--	272	(272)	(100.0)%	693	9,439	(8,746)	(92.7)%
Other	1,847	1,867	(20)	1.1%	6,676	5,300	1,376	26.0

Total	$21,225	$21,826	$(601)	(2.8)%	$72,253	$94,950	$(22,697)	(23.9)%

      Additional Publishing Segment Operating Statistics

	Sept. 30,	June 30,	Sept. 30,	June 30,
	2005	2005	2004	2004
	(in thousands)
TV Guide magazine circulation (1)
Newsstand (2)	282	319	440	449
Subscriptions	5,630	5,940	5,845	5,815
Sponsored/arrears	3,240	2,868	2,688	2,711

	9,152	9,127	8,973	8,975

SkyMall year-to-date enplanements (3)(4)	501,000	326,000	482,000	315,000

(1)	Average weekly paid circulation for the three months ended.
(2)	Current period numbers include an estimate for returns. Prior period numbers are updated to reflect actual returns.
(3)	Enplanements represent an estimate of the number of passengers on all flights carrying the SkyMall catalog. Fluctuations in this measure have a strong correlation with the volume of catalog orders.
(4)	Prior period estimate has been adjusted to reflect the most recent reported information.

Additional Cable and Satellite Segment Operating Statistics

	As of
Subscriber Data (in thousands) (1)	Sept. 30,	June 30,	Sept. 30,	June 30,
	2005	2005	2004	2004
TV Guide Channel	77,547	77,496	76,086	67,842
Cable and Satellite Technology Licenses	37,834	36,177	30,941	29,443
TVG Network	16,000	15,600	13,300	12,600

(1)    Subscriber data represents:

•	Nielsen households for the domestic TV Guide Channel
•	Cable and Satellite Technology Licenses for which we are paid, as reported by domestic cable and satellite distributors that provided their subscribers either our IPG or another party’s IPG provided under a patent license from us
•	Households for TVG Network, based primarily on information provided by distributors